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EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Liberty Media Corporation:

We consent to the incorporation by reference in the registration statement on Form S-4, of our reports, dated February 28, 2007, with respect to the consolidated balance sheets of Liberty Media Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, comprehensive earnings (loss), stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2006, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Liberty Media Corporation, and to the reference to our firm under the heading "Experts" in the registration statement.

Our report on the consolidated financial statements of Liberty Media Corporation and subsidiaries refers to the Company's adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, on January 1, 2006.

Denver, Colorado
September 7, 2007

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Consent of Independent Registered Public Accounting Firm